Exhibit No. 10-20
    EMPLOYMENT AGREEMENT

    Agreement made as of the 1st day of January, 1993, between Niagara Mohawk Power Corporation (the "Company"), and John M. Endries (the "Executive").

    WHEREAS, the Company desires to employ the Executive, and the Executive desires to accept/continue employment with the Company, on the terms and conditions hereinafter set forth.

    NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Company and the Executive hereby agree as follows:

    1. The Company shall employ the Executive, and the Executive shall serve the Company, for the period beginning January 1, 1993 and expiring on December 31, 1995. The term of this Agreement will be extended by one year at the completion of each full year of employment, unless either party notifies the other to the contrary not later than sixty (60) days prior to the completion of the full year of employment.

    2. The Executive shall serve the Company as its President. During the term of this Agreement, the Executive shall, except during vacation or sick leave, devote the whole of the Executive's time, attention and skill during usual business hours (and outside those hours when reasonably necessary to the Executive's duties hereunder); faithfully and diligently perform such duties and exercise such powers as may be from time to time assigned to or vested in the Executive by the Company's Board of Directors (the "Board") or by any officer of the Company superior to the Executive; obey the directions of the Board and of any officer of the Company superior to the Executive; and use the Executive's best efforts to promote the interests of the Company. The Executive may be required in pursuance of the Executive's duties hereunder to perform services for any company controlling, controlled by or under common control with the Company (such companies hereinafter collectively called "Affiliates") and to accept such offices in any Affiliates as the Board may require. The Executive shall obey all policies of the Company and applicable policies of its Affiliates.
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

    3.    a.   During the term of this Agreement, the Company shall pay
    the Executive a salary at an annual rate of $285,000, which shall be payable periodically in accordance with the Company's then prevailing payroll practices, or such greater amount as the Company may from time to time determine.

          b. The Executive shall be entitled to participate in the Company's Supplemental Executive Retirement Plan ("SERP") according to its terms, as modified by Schedule A hereto.

          c. The Executive shall be entitled to participate in the Company's Officers Incentive Compensation Plan, Stock Option Plan and Performance Share Unit Plan, and any successors thereto, in accordance with the terms thereof.

          d. The Executive shall be entitled to such expense accounts, vacation time, sick leave, perquisites of office, fringe benefits, insurance coverage, and other terms and conditions of employment as the Company generally provides to its employees having rank and seniority at the Company comparable to the Executive.

    4. Unless terminated in accordance with the following provisions of this paragraph 4, the Company shall continue to employ the Executive and the Executive shall continue to work for the Company, during the term of this Agreement.

          a. This Agreement shall terminate automatically upon the death of the Executive.

          b. Upon the Executive's "Disability" (as defined below) the payment of benefits under the Company's short-term and long-term disability plans shall satisfy the Company's obligations under
    Section 3a hereof. The Executive shall be deemed to be under a Disability if (i) a physician selected by the Company advised the Company that the Executive's physical or mental condition will render the Executive unable to perform the Executive's duties for a period exceeding 12 consecutive months, or (ii) due to a physical or mental condition, the Executive has not substantially performed
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

    the Executive's duties hereunder for a period of 12 consecutive months.

          c. The Company may terminate the Executive's employment at any time for "Cause"; Cause shall mean (i) a material default or other material breach by the Executive of his obligations under this Agreement, (ii) material failure by the Executive diligently and competently to perform the Executive's duties under this Agreement, or (iii) misconduct, dishonesty, insubordination or other act by the Executive detrimental to the good will of the Company or damaging to the Company's relationships with its customers, suppliers or employees.

          d. If any of the following events, any of which shall constitute "Good Reason", occurs within twenty-four full calendar months after a Change in Control (as that term is defined in Schedule B hereto), the Executive may voluntarily terminate the Executive's employment for Good Reason within 90 days after the occurrence of such event and be entitled to the severance benefits set forth in subsection e. below.

          (i) The Company assigns any duties to the Executive which are materially inconsistent with the Executive's position, duties, offices, responsibilities or reporting requirements immediately prior to a Change in Control; or

          (ii) the Company reduces the Executive's base salary, including deferrals, as in effect immediately prior to a Change in Control; or

          (iii) the Company discontinues any bonus or other compensation plan or any other benefit, stock ownership plan, stock purchase plan, stock option plan, life insurance plan, health plan, disability plan or similar plan (as the same existed immediately prior to the Change in Control) in which the Executive participated or was eligible to participate in immediately prior to the Change in Control and in lieu thereof does not make available plans providing at least comparable benefits; or
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

          (iv) the Company takes action which adversely affects the Executive's participation in, or eligibility for, or materially reduces the Executive's benefits under, any of the plans described in (iii) above, or deprives the Executive of any material fringe benefit enjoyed by the Executive immediately prior to the Change in Control, or fails to provide the Executive with the number of paid vacation days to which the Executive was entitled in accordance with normal vacation policy immediately prior to the Change in Control; or

          (v) the Company requires the Executive to be based at any office or location other than one within a 50-mile radius of the office or location at which the Executive was based immediately prior to the Change in Control; or

          (vi) the Company purports to terminate the Executive's employment otherwise than as expressly permitted by this Agreement; or

          (vii) the Company fails to comply with and satisfy paragraph 5 hereof, provided that such successor has received prior written notice from the Company or from the Executive of the requirements of paragraph 5 hereof.

               The Executive shall have the sole right to determine, in good faith, whether any of the above events has occurred.

          e. The Company may terminate the Executive's employment at any time without Cause. In the event that the Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason following a Change in Control as set forth above, the Company shall pay the Executive a severance benefit, payable in twenty-four equal monthly installments, equal to two years' base salary, plus the greater of (i) two times the most recent annual bonus or (ii) two times the average annual bonus for the three prior years. In addition, the Executive will be entitled to continue participation in the Company's benefit plans for a two-year period, provided, however, that such benefit continuation will terminate upon the Executive's coverage under
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

    comparable plans. The payments and benefits continuation provided to the Executive by the Company pursuant to this subsection will be in full and complete satisfaction (except as provided in subsections f and i below and Schedule A hereto) of any and all obligations owing to the Executive pursuant to this Agreement.

          f. Upon termination pursuant to a, b, c, d, or e above, the Company shall pay the Executive or the Executive's estate any salary earned and unpaid to the date of termination, and any outstanding funds advanced by the Company to or on behalf of the Executive shall become immediately due and payable.

          g. It is the intention of the parties to this Agreement that no severance benefits hereunder will be paid to the extent that such benefits (either alone or when aggregated with other benefits contingent on a Change in Control) and paid to or for benefit of the Executive) constitute "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, under the circumstances set forth below, severance benefits payable under this Agreement shall be subject to the following ceiling notwithstanding anything in this Agreement to the contrary: The "aggregate present value" of severance benefits payable under this Agreement which, together with all other payments to the Executive or for the Executive's benefit, would be "parachute payments" if their "aggregate present value" equalled or exceeded 300% of the Executive's "base amount" shall in no event exceed 295% of the Executive's "base amount" (within those terms' meaning under Section 280G of the Code).

          h. The determination of any reduction in the payments under this Agreement, or in payments made other than pursuant to this Agreement, pursuant to the foregoing proviso, including apportionment among specific payments and benefits, shall be made by the Executive in good faith, and such determination shall be conclusive and binding on the Company. The Company shall make the calculations referred to above within thirty days following the termination of the Executive's employment and shall provide such calculations and the basis therefor to the Executive within such
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

    period. In the event the foregoing limit is exceeded, the Executive shall give notice to the Company within 20 days of the Executive's receipt of such calculations and related information of the Executive's determination of the reduction of benefits.

          i. Subject to and contingent upon the occurrence of a Change in Control the Company agrees to pay promptly as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably thereafter incur as a result of any contest, litigation or arbitration (regardless of the outcome thereof) by the Company, by the Executive or by any third party of the validity of, or liability under, this Agreement or the SERP (including any contest by the Executive about the amount of any payment pursuant to this Agreement or pursuant to the SERP), plus in each case interest on any delayed payment at the rate of 150% of the Prime Rate posted by the Chase Manhattan Bank, N.A., provided, however, that the Company shall not be liable for the Executive's legal fees and expenses if the Executive's position in such contest, litigation or arbitration is found by the neutral decision-maker to be frivolous.

    5. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform. As used in this Agreement, "Company" shall mean the company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

    6. The Executive shall not divulge or communicate to any person (except in performing the Executive's duties under this Agreement) or use for the Executive's own purposes trade secrets, confidential commercial information, or any other information, knowledge or data of the Company or of any of its Affiliates which is not generally known to the public and shall use the Executive's best efforts to prevent the publication or disclosure by any other person of any such secret, information, knowledge or data. All documents and
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

    objects made, compiled, received, held or used by the Executive while employed by the Company in connection with the business of the Company shall be and remain the Company's property and shall be delivered by the Executive to the Company upon the termination of the Executive's employment or at any earlier time requested by the Company. It is understood that the Executive shall retain ownership of the Executive's personal property, including the Executive's private working papers not containing proprietary information of or about the Company.

    7. The Executive agrees that during the Executive's employment at the Company and for a period of one year after the termination of the Executive's employment, the Executive will not directly or indirectly, whether or not for compensation and whether or not as an employee, be engaged in or have any financial interest in any business competing with or which may compete with the business of the Company (or with any business of any Affiliate for which the Executive performed services hereunder) within any state, region or locality in which the Company or such Affiliate is then doing business or marketing its products, as the business of the Company or such Affiliates may then be constituted. For purposes of this Agreement, the Executive shall be deemed to be engaged in or to have a financial interest in such a business if the Executive is an employee, officer, director, or partner, of any person, partnership, corporation, trust or other entity which is engaged in such a business, or if the Executive directly or indirectly performs services for such entity or if the Executive or any member of the Executive's immediate family beneficially owns an equity interest, or interest convertible into equity, in any such entity; provided, however, that the foregoing shall not prohibit the Executive or a member of the Executive's immediate family from owning, for the purpose of passive investment, less than 5% of any class of securities of a publicly held corporation. The Executive recognizes that a breach or threatened breach by the Executive of the Executive's obligations under this paragraph 7 would cause irreparable injury to the Company, and the Company shall be entitled to preliminary and permanent injunctions enjoining the Executive from violating this paragraph 7 in addition to any other remedies which may be available.
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

    8. The Executive agrees that the Executive shall not, for a period of one year after the termination of this Agreement, employ any person who was employed by the Company or any of its Affiliates or induce such person to accept employment other than with the Company and its Affiliates.

    9. The Executive hereby agrees that any and all improvements, inventions, discoveries, formulae, processes, methods, know-how, confidential data, trade secrets and other proprietary information (collectively, "Work Products") within the scope of any business of the Company or any Affiliate which the Executive may conceive or make or have conceived or made during the Executive's employment with the Company shall be and are the sole and exclusive property of the Company, and that the Executive shall, whenever requested to do so by the Company, at its expense, execute and sign any and all applications, assignments or other instruments and do all other things which the Company may deem necessary or appropriate (i) in order to apply for, obtain, maintain, enforce, or defend letters patent of the United States or any foreign country for any Work Product, or (ii) in order to assign, transfer, convey or otherwise make available to the Company the sole and exclusive right, title and interest in and to any Work Product.

    10. Any dispute or controversy between the parties relating to this Agreement (except any dispute relating to paragraph 6, 7 or 8 hereof) or relating to or arising out of the Executive's employment with the Company, shall be settled by binding arbitration in the City of Syracuse, State of New York, pursuant to the governing rules of the American Arbitration Association and shall be subject to the provisions of Article 75 of the New York Civil Practice Law and Rules. Judgment upon the award may be entered in any court of competent jurisdiction. Notwithstanding anything herein to the contrary, if any dispute arises between the parties under paragraph 6, 7 or 8 hereof, or if the Company makes any claim under paragraph 6, 7, or 8, the Company shall not be required to arbitrate such dispute or claim but shall have the right to institute judicial proceedings in any court of competent jurisdiction with respect to such dispute or claim. If such judicial proceedings are instituted, the parties agree that such proceedings shall not be
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

    stayed or delayed pending the outcome of any arbitration proceedings hereunder.

    11. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered personally or sent by registered or certified mail, postage prepaid, addressed as follows:

     If to the Company:

     Niagara Mohawk Power Corporation
     300 Erie Boulevard West
     Syracuse, New York  13202
     ATTN: Corporate Secretary

     If to the Executive:

     8518 Equestrian Ridge
     Manlius, N.Y.  13104

    or to such other address as either party may designate by notice to the other, and shall be deemed to have been given upon receipt.

    12. This Agreement constitutes the entire agreement between the parties hereto with respect to the Executive's employment by the Company, and supersedes and is in full substitution for any and all prior understandings or agreements with respect to the Executive's employment.

    13. This Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought. The failure of either party hereto at any time to require the performance by the other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by either party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the
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

    provision itself or a waiver of any other provision of this Agreement.

    14. This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by the Company (except to an Affiliate) or by the Executive.

    15. If any provision of this Agreement, or portion thereof, is so broad, in scope or duration, so as to be unenforceable, such provision or portion thereof shall be interpreted to be only so broad as is enforceable.

    16. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

    17. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

    18. The Executive represents and warrants that the Executive is not party to any agreement which would prohibit the Executive from entering into this Agreement or performing fully the Executive's obligations hereunder.

    19. The obligations of the Executive set forth in paragraphs 6, 7, 8, 9 and 10 represent independent covenants by which the
    Executive is and will remain bound notwithstanding any breach by the Company, and shall survive the termination of this Agreement.
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

    IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date first written above.


    _____________________________   NIAGARA MOHAWK POWER CORPORATION
       JOHN M. ENDRIES


                                    By:______________________________
                                       DAVID J. ARRINGTON
                                       Senior Vice President -
                                       Human Resources



    SCHEDULE A

    Modifications in Respect of John M. Endries ("Executive")
                            to the
    Supplemental Executive Retirement Plan ("SERP")
                            of the
    Niagara Mohawk Power Corporation ("Company")


    I. Subsection 1.8 of Section I of the SERP is hereby modified to provide that the term "Earnings" shall mean the sum of the (i) Executive's base annual salary averaged over the final 36 months of the Executive's employment with the Company and (ii) average of the annual bonus earned by the Executive under the Corporation's Annual Officers Incentive Compensation Plan in respect of the final 36 months of the Executive's employment with the Company.

    II. Subsection 2.1 of Section II of the SERP is hereby modified to provide that full SERP benefits are vested following ten (10) years of continuous service with the Company.

    III. Subsection 4.3 of Section IV of the SERP is hereby modified to provide that in the event of (x) the Executive's involuntary termination of employment by the Company, at any time, other than
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

    for Cause, (y) the Executive's Disability (as defined in Section 4b of this Agreement) or (z) the Executive's termination of employment for Good Reason within the 24 full calendar month period following a Change in Control (as defined in Schedule B of this Agreement), the Executive shall be 100% vested in his full SERP benefit (i.e., 60% of Earnings (as modified above)) regardless of the Executive's years of continuous service with the Company. If the Executive is less than age 55 at the date of such termination of employment, the Executive shall be entitled to receive benefits commencing no earlier than age 55, calculated pursuant to Section III of the SERP.

    IV. Except as provided above, the provisions of the SERP shall apply and control participation therein and the payment of benefits thereunder.


    _____________________________  NIAGARA MOHAWK POWER CORPORATION
     John M. Endries

                                   By:______________________________
                                      DAVID J. ARRINGTON
                                      Senior Vice President -
                                      Human Resources



    SCHEDULE B

    For purposes of this Agreement, the term "Change in Control" shall mean:

    (1) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting
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

    power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change of
    Control: (i) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege), (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (i), (ii) and (iii) of subparagraph
    (3) of this Schedule B are satisfied; or

    (2) Individuals who, as of the date hereof, constitute the Company's Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

    (3) Approval by the shareholders of the Company of a reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation, (i) more than 75% of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the
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

    individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such reorganization, merger or consolidation and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 20% or more of the Outstanding Company Common stock or Outstanding Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

    (4) Approval by the shareholders of the Company of (i) a complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition, (A) more than 75% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately
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

    prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding the Company and any employee benefit plan (or related trust) of the Company or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 20% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company.



    January 24, 1994



    John M. Endries
    Niagara Mohawk Power Corporation
    300 Erie Boulevard West
    Syracuse, New York  13202


    Re:  Employment Agreement


    Dear Mr. Endries:

    This letter sets forth certain obligations of Niagara Mohawk Power Corporation (the "Company") under the Employment Agreement between the Company and you, dated as of January 1, 1993 (the "Agreement") in the event of your death while you are employed by the Company.
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

    Subparagraph 4.a. of the Agreement provides that the Agreement shall terminate automatically upon the death of the executive. Accordingly, under subparagraph 4.a. of the Agreement any right or benefit you accrue or to which you are entitled under the terms of the Agreement prior to your death, other than payment of salary in respect of the period following your death, will not be extinguished by reason of your death. Neither will your death extinguish the Company's obligation to you in respect of any such right or benefit. It is understood that pursuant to Subparagraph 4.f. of the Agreement, the Company will pay your estate any salary earned and unpaid as of your death.

    Kindly sign the attached copy of this letter on the line reading "Acknowledgment of Receipt" and return it to me.

    If you have any questions or comments please feel free to contact me.

    Sincerely,


    DAVID J. ARRINGTON
    Senior Vice President -
    Human Resources


    Acknowledgment of Receipt:_____________________________

    Date:_____________________________
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